EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (333-185484) and on Form S-8 (333-163564, 333-174125, 333-181994, 333-189122, 333-203866 and 333-215750), of our report dated March 2, 2020 with respect to the consolidated financial statements and schedules, which appear in Universal Insurance Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the U.S. Securities and Exchange Commission; and to the reference to us as “Experts” in these Registration Statements.
/s/ Plante & Moran, PLLC

Certified Public Accountants
Chicago, Illinois
March 2, 2020